Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-87594 and 333-101087) and on Form S-8 (Nos. 333-61721, 333-141544 and 333-132290) of PLATO Learning, Inc. of our report dated January 11, 2008 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
January 11, 2008